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Exhibit 99.1
[LOGO]	Press Release
	Contact:	John Simmons, V.P., CFO Stewart & Stevenson Services, Inc. 713-868-7700
Approved for release

STEWART & STEVENSON SERVICES REPORTS
FOURTH QUARTER AND FISCAL YEAR RESULTS

Fourth Quarter Net Loss From Continuing Operations of $1.46 Per Diluted Share Management Reports on Initiatives to Improve Operations and Restore Profitability

        HOUSTON—March 29, 2004—Stewart & Stevenson Services, Inc. (NYSE: SVC), a leading manufacturer, service provider, and distributor of industrial and energy related equipment, medium tactical vehicles for the U.S. Army and aviation ground support equipment, announced results for the fiscal fourth quarter and year ended January 31, 2004.

        Sales for the fiscal fourth quarter of 2003 totaled $282.9 million compared to sales of $294.3 million recorded in the same period a year ago. Net loss from continuing operations in the fourth quarter of fiscal 2003 was $41.7 million, or $1.46 per diluted share. The company noted these results were in the range previously announced on a preliminary basis on March 2, 2004. These results were significantly impacted by approximately $52.0 million of pretax charges resulting primarily from management actions taken during the quarter aimed at improving operations and restoring profitability. Net loss from continuing operations in the fourth quarter of fiscal 2002 was $3.7 million, or $0.13 per diluted share.

        Sales for fiscal 2003 totaled $1.2 billion compared to $1.2 billion in the prior year. Net loss from continuing operations for the recent fiscal year was $52.3 million, or $1.83 per diluted share, compared with net earnings from continuing operations of $10.8 million, or $0.38 per diluted share in fiscal 2002. Net loss from continuing operations for fiscal 2003 was significantly impacted by management actions taken in the second half of the year. Net loss for fiscal 2003 was $53.2 million, or $1.86 per diluted share, compared to net loss for fiscal 2002 of $7.2 million, or $0.25 per diluted share, after the effect of discontinued operations and the cumulative effect of a change in accounting in fiscal 2002.

Management Update

        Max L. Lukens, the company's recently elected President and Chief Executive Officer, stated, "As a result of our dissatisfaction with our financial results, the company is continuing to identify and implement necessary actions in each of its business segments to improve overall productivity, to return the company to acceptable levels of profitability and to enhance value for our shareholders. We have taken several strategic initiatives in each of our segments to improve performance and position ourselves for sustainable profitable growth. Fiscal 2003 was a period of rapid change and challenge for our company and our dedicated employees, but we believe we are making progress toward our goals, and we are confident in our ability to deliver on our commitments. Our goal is to further drive out costs while maintaining the quality and reliability our customers demand and have come to expect from us. We are encouraged that our sales are relatively stable, our customers continue to be loyal and supportive, and our employees are committed to providing superior service. We remain steadfast in our commitment to improve operations and restore this company to profitability."

        As previously announced, after Mr. Lukens became interim CEO in September 2003, the company's Board and management team began a strategic review of all of the company's primary businesses in an effort to improve operations and profitability. As part of this review, the company refocused its primary operating metrics and management incentive measurements to emphasize the need to improve return on invested capital. Using the company's total weighted average cost of capital as the threshold for acceptable returns, the company began a review of each business's performance and potential for achieving this threshold in an acceptable timeframe.

        As a result of this review, during the second half of fiscal 2003 the company announced the exit of the turnkey engineering, procurement and construction activities of the Distributed Energy Solutions segment. The company also took several actions in the Power Products segment aimed at improving profitability, including the reorganization of fourteen customer service regions to four domestic regions; the exit of the Thermo King product offering; the closure of four underperforming branch locations; reduction of approximately 200 employees, principally in administrative positions; implementation of programs to liquidate slow moving inventory; and the transfer of the hybrid bus refurbishment operation to the Engineered Products segment. In addition, subsequent to year-end, the company disposed of its wheelchair lift manufacturing business and the Mercruiser product offering, both of which were part of the Power Products segment.

Segment Data

        The Tactical Vehicle Systems segment, which manufactures tactical vehicles for the U.S. Army and others, recorded sales of $116.3 million in the fourth quarter of fiscal 2003 compared to $116.3 million in the prior year's fourth quarter. Operating profit for the current quarter totaled $16.1 million compared to $20.4 million in the fourth quarter of fiscal 2002. Sales for fiscal 2003 were $445.7 million compared to $450.8 million a year ago and operating profit for fiscal 2003 was $67.9 million compared to last year's operating profit of $69.3 million. The company's current multi-year contract with the U.S. Army to produce the Family of Medium Tactical Vehicles (FMTV) is expected to conclude during the fourth quarter of fiscal 2004 at which time a new five-year contract with the U.S. Army begins production. The company expects the fourth quarter of fiscal 2004 to be one of transition with lower sales as the company commences production under the new five-year contract. The company believes that building upon this contract with the U.S. Army and leveraging the success of its industry-leading FMTV vehicles will enable it to pursue opportunities in other markets with similar products.

        The Power Products segment, which is responsible for sales and aftermarket support of a wide range of industrial and transportation equipment, recorded sales of $127.4 million in the fourth quarter compared to sales of $130.3 million a year ago. The fourth quarter operating loss totaled $35.9 million compared to a $9.3 million loss in the comparable period of last year. Sales for the year were $510.0 million compared to last year's sales of $547.4 million. Operating loss for fiscal 2003 was $51.2 million compared to a $10.2 million loss last year.

        During the fourth quarter, the company took numerous actions in the Power Products segment designed to enhance the segment's operations, operating results and profitability. These initiatives included, among others, the exit of certain non-core product offerings, closure of underperforming locations, a workforce reduction and reorganization of the management structure. Primarily as a result of these initiatives, the company incurred charges of approximately $22 million during the fourth quarter related to goodwill impairment, inventory write-downs, employee separation, warranty issues and accounts receivable realization. The remaining losses in the quarter of approximately $14 million were the result of a combination of factors including low margin sales in the quarter plus the ongoing low level of profitability that gave rise to the management actions taken in the quarter. The company believes actions to date, including personnel reductions, employee benefit reductions and other actions to reduce cost will result in annualized savings of approximately $20 million to $25 million. The company continues to evaluate this segment's progress and will take those further actions it believes are necessary to restore adequate returns.

        The Distributed Energy Solutions segment, which is responsible for activities associated with the higher horsepower reciprocating power generation equipment business, recorded fourth quarter sales of $4.8 million compared to sales of $9.1 million in the same period of fiscal 2002. Fourth quarter operating loss totaled $28.6 million compared to a $4.8 million loss in the comparable period of last year. Sales for the year were $44.9 million compared to last year's sales of $57.0 million. Operating loss for fiscal 2003 was $56.0 million compared to a loss of $8.5 million last year.

        Primarily as a result of the company's decision during the third quarter to exit the turnkey engineering, procurement and construction activities of this business, the company incurred charges of approximately $22.0 million during the fourth quarter. Such charges are attributable to estimated cost overruns associated with the fixed price turnkey contracts entered into prior to the decision to exit this portion of the business. The charges are also attributable to inventory adjustments from the writedown of the carrying value of existing engine inventory to realizable values, asset impairment charges and other customer issues. The additional losses in the quarter of $7 million resulted primarily from lower volume of sales. The company continues to evaluate how to best structure the remaining business activities within this segment.

        The Engineered Products segment, which manufactures equipment for the well servicing industry, as well as mobile railcar movers, off-road seismic vehicles, and snow blowers, recorded sales of $17.7 million for the fourth quarter compared to $27.5 million last year. The operating loss for the fourth quarter totaled $9.7 million compared to an operating profit of $1.0 million in the previous year. Sales of $111.3 million and $66.4 million were recorded for fiscal 2003 and 2002, respectively. The segment reported an operating loss of $11.0 million in 2003 and a $2.9 million operating loss in 2002. Backlog in this segment decreased from $65.3 million as of last year end to $20.1 million as of the end of fiscal year 2003 as a significant volume of international orders were completed during the year.

        Included in the fourth quarter loss were charges of approximately $6 million related to asset impairment and inventory write-downs. The additional losses in the quarter of approximately $4 million were the result of a combination of factors including the lower volume of sales and lower margins achieved on those sales. Efforts are ongoing to generate the higher margin contracts this segment needs to achieve acceptable returns, and the company will continue to evaluate the potential for this business to achieve such results.

        The Airline Products segment, which manufactures aviation ground support products, recorded sales of $16.8 million in the fourth quarter of fiscal 2003, compared to $11.2 million in the same quarter last year. Operating losses for the fourth quarter of 2003 and 2002 were $3.8 million and $11.8 million, respectively, and the decreased operating loss year over year was primarily attributable to the $7.7 million asset impairment charge recorded in the fourth quarter of fiscal 2002. Sales for fiscal 2003 were $63.7 million compared to $54.0 million the previous year. The segment reported an operating loss of $13.2 million in 2003 compared to a loss of $17.0 million in 2002.

        Included in the fourth quarter loss were charges of approximately $2.0 million related to inventory adjustments resulting from physical inventory counts and valuation assessments. Although recently announced contract awards by the U. S. Navy with a potential value of over $70.0 million in future years will not have a significant impact on results for fiscal 2004, the company believes they should serve to broaden the segment's customer base and stabilize its future revenue stream.

Liquidity

        Net cash from continuing operating activities totaled $19.7 million for the fourth quarter of fiscal 2003 of which $9.5 million was used for capital expenditures and $2.5 million was used for financing activities primarily consisting of payment of the regularly scheduled dividend. At year-end, the company had total cash and short-term investments of $61.7 million and total debt of $28.4 million.

        Since the company believes it has sufficient liquidity and adequate resources to meet its short-term needs, its unused revolving credit facility was allowed to expire on January 31, 2004. Total cash and short-term investments have increased since year-end to between approximately $90 million and $100 million. Given its adequate resources, the company does not believe it is necessary to establish a new revolving credit facility at this time. However, the company does intend to do so during 2004 in order to provide additional financial flexibility.

        The company also noted that it expects cash to be required in fiscal 2004 for, among other identified needs, the commencement of production under the company's new five-year contract with the U.S. Army in the Tactical Vehicle Systems segment and additional expected orders in the Engineered Products segment. The company believes these activities could consume between $40 million and $50 million of cash during the second half of fiscal 2004.

Conference Call

        Stewart & Stevenson Services has scheduled a conference call for Monday, March 29, 2004 at 10:00 a.m. Eastern Time to review fourth quarter and year-end results. To listen to the call, dial 800-299-7635 or 617-786-2901 and use pass code 54257367 at least ten minutes before the conference call begins. A telephonic replay of the conference call will be available through April 5, 2004 and may be accessed by dialing 888-286-8010 or 617-801-6888 and using pass code 80804509.

        Investors, analysts, and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the company's web site at www.ssss.com. To listen to the live call on the web, please visit the Stewart & Stevenson web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live web cast, an audio archive will be available shortly after the call ends.

        Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures, distributes, and provides service for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including petroleum, power generation, defense, airline, marine, and transportation.

        This press release contains forward-looking statements that are based on management's current expectations, estimates, and projections. These statements are not guarantees of future performance and involve a number of risks, uncertainties, and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Many factors, including those discussed more fully elsewhere in this release and in the Company's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. Specific important factors that could cause actual results, performance, or achievements to differ materially from such forward-looking statements include risk of competition, risks relating to technology, risks of general economic conditions, risks of oil and gas industry economic conditions, risks of airline industry economic conditions, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to cost controls, risks as to acquisitions, risks as to currency fluctuations, risks as to environmental and safety matters, risks as to distributorships, risks as to licenses, and credit risks, all as more specifically outlined in the Company's latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31, 2004	January 31, 2003	January 31, 2004	January 31, 2003
Sales	$282,904	$294,347	$1,175,566	$1,175,634
Cost of sales	294,444	262,522	1,088,477	1,015,183

Gross profit (loss)	(11,540)	31,825	87,089	160,451
Impairment of assets	9,008	7,770	9,008	7,770
Selling and administrative expenses	44,554	31,888	157,984	136,924
Pension curtailment expense	—	—	2,400	—
Other (income) expense, net	(93)	(35)	(620)	(580)

Operating profit (loss)	(65,009)	(7,798)	(81,683)	16,337
Interest expense	626	1,130	3,202	4,261
Interest and investment income	(274)	(566)	(1,475)	(1,763)

Earnings (loss) from continuing operations, before income taxes	(65,361)	(8,362)	(83,410)	13,839
Income tax provision (benefit), net	(23,635)	(4,633)	(31,073)	3,076

Net earnings (loss) from continuing operations before cumulative effect of change in accounting principle	(41,726)	(3,729)	(52,337)	10,763
Earnings (loss) from discontinued operations, net of tax of ($234), ($762), ($1,396) and ($4,593)	59	(905)	(866)	(8,731)
Loss from disposal of discontinued operations, net of tax of ($2,706)	—	—	—	(5,551)
Cumulative effect of change in accounting principle, net of tax of ($1,798)	—	—	—	(3,682)

Net loss	$(41,667)	$(4,634)	$(53,203)	$(7,201)

Weighted average shares outstanding:
Basic	28,628	28,491	28,560	28,479
Diluted	28,628	28,491	28,560	28,690
Earnings (loss) per share:
Basic:
Continuing operations before cumulative effect	$(1.46)	$(0.13)	$(1.83)	$0.38
Discontinued operations	—	(0.03)	(0.03)	(0.50)
Cumulative effect of change in accounting principle	—	—	—	(0.13)

Net loss per share	$(1.46)	$(0.16)	$(1.86)	$(0.25)

Diluted:
Continuing operations before cumulative effect	$(1.46)	$(0.13)	$(1.83)	$0.38
Discontinued operations	—	(0.03)	(0.03)	(0.50)
Cumulative effect of change in accounting principle	—	—	—	(0.13)

Net loss per share	$(1.46)	$(0.16)	$(1.86)	$(0.25)

Cash dividends per share	$0.085	$0.085	$0.340	$0.340

STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	January 31, 2004	January 31, 2003	January 31, 2004	January 31, 2003
Sales
Tactical Vehicle Systems	$116,308	$116,268	$445,686	$450,849
Power Products	127,360	130,314	509,981	547,369
Engineered Products	17,695	27,477	111,299	66,423
Distributed Energy Solutions	4,784	9,132	44,867	57,031
Airline Products	16,757	11,156	63,733	53,962

Total Sales	$282,904	$294,347	$1,175,566	$1,175,634

Operating Profit (Loss)
Tactical Vehicle Systems	$16,070	$20,390	$67,921	$69,326
Power Products	(35,941)	(9,278)	(51,218)	(10,220)
Engineered Products	(9,651)	1,001	(11,025)	(2,933)
Distributed Energy Solutions	(28,602)	(4,842)	(55,957)	(8,459)
Airline Products	(3,810)	(11,805)	(13,153)	(16,999)
Corporate	(3,075)	(3,264)	(18,251)	(14,378)

Total operating profit (loss)	(65,009)	(7,798)	(81,683)	16,337
Interest expense	626	1,130	3,202	4,261
Interest and investment income	(274)	(566)	(1,475)	(1,763)

Earnings (loss) from continuing operations before income taxes	$(65,361)	$(8,362)	$(83,410)	$13,839

Operating Profit (Loss) Percentage
Tactical Vehicle System	13.8%	17.5%	15.2%	15.4%
Power Products	(28.2)	(7.1)	(10.0)	(1.9)
Engineered Products	(54.5)	3.6	(9.9)	(4.4)
Distributed Energy Solutions	(597.9)	(53.0)	(124.7)	(14.8)
Airline Products	(22.7)	(105.8)	(20.6)	(31.5)

Consolidated	(23.0)%	(2.7)%	(6.9)%	1.4%

STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	January 31, 2004	January 31, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$53,959	$107,994
Short-term investments	7,745	—
Accounts and notes receivable, net	163,324	151,839
Recoverable costs and accrued profits not yet billed	21,653	11,668
Inventories	166,315	212,581
Excess of current cost over LIFO values	(45,330)	(42,785)
Deferred income taxes	23,591	16,126
Income tax receivable	25,846	755
Other current assets	17,310	3,212
Total assets of discontinued operations	10,254	14,404

TOTAL CURRENT ASSETS	444,667	475,794
PROPERTY, PLANT AND EQUIPMENT, NET	136,165	150,799
DEFERRED INCOME TAX ASSET	15,523	11,754
INTANGIBLES AND OTHER ASSETS, NET	9,300	14,288

TOTAL ASSETS	$605,655	$652,635

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable	$1,932	$1,454
Current portion of long-term debt	250	30,250
Accounts payable	72,028	60,159
Accrued payrolls and incentives	18,092	17,408
Billings in excess of incurred costs	69,376	62,568
Estimated losses on uncompleted contracts	16,306	—
Other current liabilities	43,048	29,537
Total liabilities of discontinued operations	4,103	4,092

TOTAL CURRENT LIABILITIES	225,135	205,468
LONG-TERM DEBT, NET	26,260	26,531
ACCRUED POSTRETIREMENT BENEFITS AND PENSION	53,019	54,681
OTHER LONG-TERM LIABILITIES	3,757	3,947

TOTAL LIABILITIES	308,171	290,627

SHAREHOLDERS' EQUITY
Common Stock, without par value, 100,000,000 shares authorized; 28,644,510 and 28,490,849 shares issued, respectively	57,057	54,843
Accumulated other comprehensive loss	(25,534)	(21,703)
Retained earnings	265,961	328,868

TOTAL SHAREHOLDERS' EQUITY	297,484	362,008

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$605,655	$652,635

STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	January 31, 2004	January 31, 2003	January 31, 2004	January 31, 2003
Operating Activities
Net loss	$(41,667)	$(4,634)	$(53,203)	$(7,201)
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Net loss (earnings) from discontinued operations	(59)	905	866	14,282
Cumulative effect of change in accounting principle	—	—	—	3,682
Impairment of long-term assets	9,008	7,770	9,008	7,770
Deferred tax provision (benefit)	(4,908)	(991)	(8,855)	1,139
Provision for excess and obsolete inventory	14,300	—	22,100	—
Depreciation and amortization	8,799	9,312	30,424	29,397
Gain on sale of assets	(410)	—	(410)	—
Change in operating assets and liabilities net of the effect of acquisition, divestiture and discontinued operations:
Accounts and notes receivable, net	(18,334)	(5,250)	(11,817)	14,810
Recoverable costs and accrued profits not yet billed	26,970	540	(9,985)	(11,668)
Inventories	15,923	(3,917)	25,281	(18,925)
Other current and noncurrent assets	(17,192)	526	(27,287)	4,184
Accounts payable	8,135	20,603	11,769	(11,111)
Accrued payrolls and incentives	(1,577)	(3,899)	1,030	(1,994)
Billings in excess of incurred costs	1,170	(16,309)	6,808	22,694
Estimated losses on uncompleted contracts	16,306	—	16,306	—
Other current liabilities	1,944	(5,400)	13,538	6,619
Accrued postretirement benefits & pension	1,136	1,875	(6,002)	11,771
Other, net	194	(240)	(304)	(2,254)

Net Cash Provided by Continuing Operations	19,738	891	19,267	63,195
Net Cash Provided by (Used In) Discontinued Operations	(390)	(1,032)	3,294	(6,362)

Net Cash Provided by (Used In) Operating Activities	19,348	(141)	22,561	56,833

Investing Activities
Capital expenditures—excluding rental equipment	(11,517)	(3,436)	(28,401)	(23,309)
Capital expenditures — rental equipment	(2,747)	(3,124)	(10,726)	(11,411)
Proceeds from sale of businesses	1,414	250	1,414	250
Acquisition of businesses	(414)	(4,913)	(1,788)	(4,913)
Disposal of property, plant and equipment, net	3,792	3,509	8,260	10,947
Short-term investments	—	—	(7,745)	—
Net investing activities of discontinued operations	—	—	—	9,133

Net Cash Used in Investing Activities	(9,472)	(7,714)	(38,986)	(19,303)

Financing Activities
Change in short-term notes payable	(388)	(179)	478	(1,660)
Payments on long-term borrowings	—	—	(30,250)	(250)
Dividends paid	(2,432)	(2,422)	(9,705)	(9,731)
Proceeds from exercise of stock options	349	23	1,867	667

Net Cash Used in Financing Activities	(2,471)	(2,578)	(37,610)	(10,974)

Increase (decrease) in cash and cash equivalents	7,405	(10,433)	(54,035)	26,556
Cash and cash equivalents, beginning of period	46,554	118,427	107,994	81,438

Cash and cash equivalents, end of fiscal year	$53,959	$107,994	$53,959	$107,994

STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES
SELECTED OTHER INFORMATION
Continuing Operations

	ORDER BACKLOG
($ Millions)	January 31, 2003	May 3, 2003	August 2, 2003	November 1, 2003	January 31, 2004
Tactical Vehicle Systems	$659.5	$650.1	$627.1	$550.9	$453.0
Power Products	38.7	39.9	45.8	51.7	26.4
Engineered Products	65.3	67.0	40.3	22.3	20.1
Distributed Energy Solutions	42.5	34.6	30.0	23.0	19.5
Airline Products	1.0	4.9	2.5	4.6	7.0

	$807.0	$796.5	$745.7	$652.5	$526.0

TACTICAL VEHICLE SYSTEMS UNIT DELIVERIES

	Fiscal 2003
	1Q	2Q	3Q	4Q	Total
Trucks	631	644	585	621	2,481
Trailers	132	126	121	130	509

	763	770	706	751	2,990

Sales (millions)	$111	$108	$110	$117	$446

	Fiscal 2004*
Estimated Unit Deliveries
	1Q	2Q	3Q	4Q	Total
Trucks	743	752	754	470	2,719
Trailers	204	201	163	162	730

	947	953	917	632	3,449

Estimated Sales (millions)	$135	$132	$134	$72	$472

*Based on current US Army forecast and other data through January, 2005

See cautionary statements above for important information regarding forward-looking statements.

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STEWART & STEVENSON SERVICES REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (In thousands, except per share data)
STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES SEGMENT INFORMATION (Dollars in thousands)
STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except share data)
STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES SELECTED OTHER INFORMATION Continuing Operations
TACTICAL VEHICLE SYSTEMS UNIT DELIVERIES